Exhibit 10.1

REAL ESTATE PURCHASE AND SALE CONTRACT

THIS REAL ESTATE PURCHASE AND SALE CONTRACT (this “Agreement”) made and entered into as of the Effective Date set forth herein, by and between DELTA APPAREL, INC., a Georgia corporation, having a mailing address at 201 West McBee Avenue, Suite 320, Greenville, South Carolina 29601 (“Seller”), and ELKAY PARTNERS NY LLC, a Virginia limited liability company, having a mailing address at 103 Third Street, SE, Charlottesville, Virginia 22902 (“Buyer”);

W I T N E S S E T H:

WHEREAS, Seller is the fee simple owner of and is willing to sell those certain three (3) parcels of real property, having a street address at 1 Soffe Drive, Fayetteville, totaling approximately 35.41 acres, located in Cumberland County, North Carolina, PIN 0447-66-7313, 0447-55-7744, and 0447-76-3789, and Buyer is willing to purchase such real property from Seller, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.            Definitions. In addition to other words and terms defined elsewhere in this Agreement, as used herein the following words and terms shall have the following meanings, respectively, unless the context hereof otherwise clearly requires:

(a)      “Closing” shall mean the consummation of the purchase and sale of the Premises in accordance with the terms of this Agreement.

(b)     “Earnest Money Deposit” shall mean the (i) initial earnest money deposit, in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), and (ii) any additional earnest money deposit, in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), to be given by Buyer to Escrow Agent pursuant to Section 3.(a) of this Agreement, which Escrow Agent is required to place in a non-interest bearing escrow account.

(c)       “Effective Date” of this Agreement shall mean that date upon which the last of the Buyer, Seller and Escrow Agent has executed this Agreement.

(d)      “Escrow Agent” shall mean First American Title Insurance Company, by and through its National Division, whose address is set forth in Section 15 below.

(e)    “Hazardous Materials” shall mean all toxic or hazardous materials, chemicals, wastes, pollutants or similar substances, including, without limitation, Petroleum (as hereinafter defined), asbestos insulation and/or urea formaldehyde insulation, which are regulated, governed, restricted or prohibited by any federal, state or local law, decision, statute, rule, regulation or ordinance currently in existence or hereafter enacted or rendered (hereinafter collectively referred to as the “Hazardous Materials Laws”) including, but not limited to, those materials or substances defined as “hazardous substances,” “hazardous materials,” “toxic substances” or “pollutants” in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., and any applicable statutes, ordinances or regulations under the laws of the State in which the Premises are located, and any rules and regulations promulgated thereunder, all as presently or hereafter amended. “Petroleum” for purposes of this Agreement shall include, without limitation, oil or petroleum of any kind and in any form including but not limited to oil, petroleum, fuel oil, oil sludge, oil refuse, oil mixed with other waste, crude oil, gasoline, diesel fuel and kerosene.

(f)      “Improvements” shall mean the three (3) buildings consisting of approximately 563,051 total square feet of office / industrial facility and other related improvements to be conveyed by Seller to Buyer and leased by Tenant pursuant to the terms of this Agreement, and all appurtenances thereto, including but not limited to all pavement, accessways, curb cuts, parking, drainage systems and facilities, landscaping, and utility facilities and connections for sanitary sewer, potable water, irrigation, electricity, telephone and natural gas, if applicable or required by the Lease, to the extent the same form a part of the Premises.

(g)      “Inspection Period” shall mean that period of time starting on the Effective Date of this Agreement and terminating forty-five (45) days thereafter.

(h)      “Lease” shall mean that certain Lease Agreement to be entered into at Closing between Buyer, as lessor, and Seller, as lessee, pursuant to which Seller shall lease back the Premises and Improvements from Buyer. Prior to the expiration of the Inspection Period, Buyer and Seller shall cooperate in good-faith to finalize any negotiations of this Lease, which Buyer agrees to provide to Seller commencing on the Closing Date for a period of ten and one-half (10.5) years. The Lease shall (i) be a so-called triple net (NNN) lease, and (ii) provide for a rental rate equal to FOUR AND 25/100 DOLLARS ($4.25) per square foot with one and one-half percent (1.5%) annual increases.

(i)      “Permits” shall mean all of the governmental permits, including licenses and authorizations, required for the construction, ownership and operation of the Improvements, including without limitation certificates of occupancy, building permits, signage permits, site use approvals, zoning certificates, environmental and land use permits and any and all necessary approvals from state or local authorities.

(j)      “Permitted Exceptions” shall mean those items described in Section 6.

(k)      “Premises” shall mean that certain parcel(s) of real property containing an area of approximately 35.41 acres and being more particularly described on Exhibit A attached hereto, together with all of the Improvements, tenements, hereditaments and appurtenances belonging or in any way appertaining to such real property, and all of Seller’s rights, title and interest in and to (i) any and all property lying in the bed of any street, road or avenue, open or proposed, in front of or adjoining such real property to the center line thereof, (ii) any strips and gores of land adjacent to, abutting or used in connection with such real property, and (iii) any easements and rights, if any, inuring to the benefit of such real property or to Seller in connection therewith. Notwithstanding the foregoing, however, Buyer acknowledges and agrees that the Premises does not include, and shall not be comprised of, any and all equipment, furniture, fixtures, furnishings, inventory, and any other personal property located thereon or therein, or that is owned, used or utilized by Seller in connection with its operation of the Improvements.

(l)       “Purchase Price” shall mean TWENTY-THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($23,500,000.00).

(m)     “Tenant” shall mean Seller, in its capacity as lessee under the Lease, or Salt Life, LLC, a Georgia limited liability company, which Seller may cause to enter into the Lease, as assignee or designee of Seller for such purpose, at Seller’s option.

(n)      “Title Company” shall mean Riverside Abstract, which shall issue the owner’s policy of title insurance required hereunder by and through such agent as it shall select.

2.            Purchase and Sale of Premises. Subject to the terms, provisions and conditions set forth herein, Seller hereby agrees to sell the Premises to Buyer, and Buyer hereby agrees to purchase the Premises from Seller.

3.            Purchase Price for Premises. The Purchase Price for the Premises shall be payable in the following manner:

(a)      Earnest Money Deposit. Not later than two (2) business days following the date on which Buyer shall receive a counterpart of this Agreement fully executed by Buyer, Seller and Escrow Agent, Buyer shall deposit with Escrow Agent the Earnest Money Deposit hereunder, to be held and disbursed in accordance with the terms of this Agreement. After clearance of funds, Escrow Agent shall hold the Earnest Money Deposit in an non-interest bearing escrow account at a federally insured financial institution reasonably acceptable to Seller and Escrow Agent. The Earnest Money Deposit shall be credited to the cash due from Buyer at Closing.

(b)      Additional Payment of Earnest Money Deposit. Not later than two (2) business days following the expiration of the Inspection Period, in the event Buyer has not timely delivered a written termination notice as provided herein, Buyer shall deposit with Escrow Agent the additional payment of Earnest Money Deposit, in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), to be held and disbursed in accordance with the terms of this Agreement. Upon the Closing, any such additional portion of the Earnest Money Deposit shall be credited to the cash due from Buyer at Closing. Except as otherwise provided for in this Agreement, the additional payment of Earnest Money Deposit shall be non-refundable to the Buyer upon its delivery by Buyer to Escrow Agent.

(c)       Balance of Purchase Price. The balance of the Purchase Price, less any apportionments set forth in Section 7 hereof and interest earned on the Earnest Money Deposit, shall be paid in full by Buyer at the Closing by wire transfer of immediately available federal funds, as Seller shall direct.

4.           Closing Date.

(a)      The Closing shall take place on a date (the “Closing Date”) mutually acceptable to Buyer and Seller, but in no event not later than twenty (20) days after the expiration of the Inspection Period provided hereunder.

(b)      Notwithstanding the requirements of Section 4.(a) of this Agreement, Buyer shall have a one-time right, in Buyer’s sole and absolute discretion, to extend the Closing Date by up to an additional five (5) day period by delivering written notice thereof to Seller before the Closing Date, whereupon the Closing Date shall be extended to not later than twenty five (25) days after the expiration of the Inspection Period provided hereunder.

5.           Inspections.

(a)      Inspection Period. During the Inspection Period, Buyer may examine the Premises and determine, in Buyer’s sole and absolute discretion, if the Premises is suitable for Buyer’s intended use as an office / industrial facility with other related improvements. Buyer shall have the unilateral right, in Buyer’s sole and absolute discretion, to terminate this Agreement at any time, for any reason or no reason, on or before the expiration of the Inspection Period, by delivering written notice thereof to Seller, whereupon the Earnest Money Deposit shall be returned to Buyer neither party shall have any further obligation or liability hereunder, except for those expressly provided herein to survive termination of this Agreement.

(b)      Seller’s Materials. Seller shall deliver to Buyer, at Seller’s expense, copies of all information (whether in draft or final form and, in any event, in an “AS-IS, WHERE-IS” condition existing as of the date of such delivery, without any representation or warranty of any kind, express or implied, except that Seller confirms it is providing complete copies of the documents in its possession without deletion or alteration by Seller) concerning the Premises (together, the “Seller’s Materials”) within five (5) days after the Effective Date, as to Seller’s Materials then in Seller’s possession and/or control. Seller’s Materials shall include, without limitation, the most recently filed public financial statements of Seller, leases and any amendments or modification thereto, surveys, building approvals / permits, certificates for occupancy, zoning compliance letters, contracts, engineering reports, environmental reports, title policies, title reports, tax bills, any litigation affecting the Premises, and any notices with respect to changes in assessed value and impending increases, or other notices from governmental agencies pertaining to the Premises.

(c)      Buyer’s Inspection of the Premises. During the Inspection Period, Buyer, and Buyer’s agents, employees, designees, contractors, surveyors, engineers, architects, attorneys and other consultants, shall have the right, at Buyer’s expense, to make inquiries of, and meet with members of, governmental authorities regarding the Premises and to enter upon the Premises, at any time and from time to time, to perform any and all physical tests, inspections and investigations of the Premises which Buyer may deem reasonably necessary, including, but not limited to, marketing, suitability and feasibility studies; transportation and roadway analysis; impact and concurrency analysis; soil investigations, borings and percolation tests; engineering, utilities and site planning studies; surveys (boundary and topographical); environmental studies and assessments; endangered species assessments; review of jurisdictional wetland lines, conditions and requirements; and review of zoning regulations and conditions. If Buyer elects to terminate this Agreement in accordance with this Section, Buyer shall leave the Premises in substantially the condition existing on the Effective Date, subject to such disturbance as was reasonably necessary or convenient in the testing and investigation of the Premises and shall repair and restore any damage caused to the Premises by Buyer’s testing and investigation. Buyer hereby agrees to indemnify and hold Seller harmless from and against all claims, losses, expenses, demands and liabilities, including, but not limited to, attorneys’ fees, for nonpayment for services rendered to Buyer (including, without limitation, any construction liens resulting therefrom) or for damage to persons or property arising out of Buyer’s investigation of the Premises. Buyer shall not be liable however, for losses arising from any pre-existing condition of the Property which might be discovered as a result of its inspection thereof. Buyer shall not allow or permit any liens to be filed or attached against the Premises resulting from Buyer’s inspections or any other activities on the Premises. Buyer’s obligations under this Section shall survive the termination, expiration or Closing of this Agreement. Any entry on or to the Premises by Buyer or its employees, agents, consultants and/or representatives shall be at the sole risk of Buyer. Prior to any entry upon the Premises to conduct any physical tests, inspections and investigations of the Premises, Buyer shall deliver to Seller a written certificate as evidence of comprehensive general liability (occurrence) insurance with commercially reasonable limits (with coverage of no less than ONE MILLION AND NO/100 DOLLARS ($1,000,000.00) per occurrence), and with Seller named as an additional insured, covering claims, damages and losses arising directly from the entry onto the Premises as provided in this Section. Buyer shall thereafter maintain such insurance coverages during the entire term of this Agreement.

6.           Permitted Exceptions.

(a)      Title to be Conveyed. At Closing, Seller shall convey to Buyer, by special warranty deed complying with the requirements of the State of North Carolina and the Title Company, valid, good, marketable and insurable title in fee simple to the Premises, free and clear of any and all liens, encumbrances, conditions, easements, assessments, restrictions and other conditions except only the following (collectively, the “Permitted Exceptions”): (i) general real estate taxes and special assessments for the year of Closing and subsequent years not yet due and payable; and (ii) recorded covenants, conditions, easements, dedications, rights-of-way and matters of record included on the Title Commitment or shown on the Survey (defined in Section 6(c)) to which Buyer fails to object, or which Buyer agrees to accept, pursuant to this Section.

(b)      Title Review.

(i)   Title Commitment. Within twenty (20) days after the Effective Date, Buyer, at Buyer’s expense, shall obtain (and deliver a copy to Seller) an ALTA Owner’s Title Insurance Commitment (the “Title Commitment”) issued by the Title Company, which shall cover the Premises and propose to insure Buyer in the amount of the Purchase Price, together with complete and legible copies of all instruments identified as conditions or exceptions in Schedule B of the Title Commitment. Title Company shall also be the “Closing Agent” under this Contract.

(ii)   Title Review Period. Buyer shall, no later than the expiration of the Inspection Period (the “Title Review Period”), notify Seller of any objections Buyer has to the condition of title, which objections may include, without limitation, any condition that, as determined in Buyer’s sole and absolute discretion, adversely affects the insurability of title to the Premises (the “Title Objection Notice”). If Buyer fails to deliver the Title Objection Notice to Seller within the Title Review Period, title shall be deemed accepted subject to the conditions set forth in the Title Commitment.

(iii)   Title Response Period. Within five (5) days after receipt of the Title Objection Notice, Seller shall notify Buyer if Seller agrees to attempt to cure such objections to Buyer’s satisfaction (“Seller’s Title Response”); provided, however, that, prior to Closing, Seller shall discharge and release the Premises from any mortgages, security interests and other monetary liens encumbering the Premises as provided in the Title Commitment. With respect to all other objections to title (other than those described in the preceding sentence and those resulting from a violation of Seller’s obligations under this Agreement), the decision to cure the same shall be at the sole discretion of Seller. If Seller agrees to attempt to cure such objections, Seller shall have until ten (10) days after Seller’s receipt of Buyer’s Title Objection Notice (the “Title Cure Period”) to cure or terminate any such defects or objections. If Seller: (1) fails to timely deliver to Buyer Seller’s Title Response; (2) declines to attempt to cure any title objections; or (3) agrees to attempt to cure such title objections but fails to do so within Title Cure Period, Buyer shall have the option, in Buyer’s sole discretion, to: (x) waive Buyer’s objections to title, and continue to proceed to any Closing in accordance with this Agreement; (y) terminate this Agreement, in which case the Earnest Money Deposit shall be returned to Buyer and neither party shall have any further obligation or liability hereunder, except for those expressly provided herein to survive the termination of this Agreement.

(iv)   Additional Title Matters. In the event that there are new conditions identified on any updated Title Commitment or lien search or any modifications to the Survey after the expiration of the Title Review Period but prior to Closing, then, in such event, Buyer shall have the right to notify Seller in writing within five (5) business days of Buyer’s actual knowledge of such additional objections (“Additional Title Matter”). Each Additional Title Matter will be treated as new title defects as set forth in this Section 6(b)(iii), and Buyer shall have the right to object to such matters and Seller shall have the right to Seller’s Title Response as set forth above; notwithstanding the foregoing, in no event shall anything set forth in this Section 6 delay the Closing, except for any Additional Title Matters which may occur prior to Closing.

(c)     Survey Review. Seller shall deliver to Buyer as part of Seller’s Materials any existing boundary survey of the Premises. Buyer may obtain, at Buyer’s sole election and expense, a current boundary survey (the “Survey”) of the Premises. On or before the expiration of the Inspection Period, Buyer shall have the right to object to any items indicated on the Survey that are not Permitted Exceptions and/or any items which, in Buyer’s sole and absolute discretion, adversely affect the insurability of title to the Premises. Any such objections shall be governed by the provisions of Section 6(b) concerning title objections. If Buyer updates the Survey, the Survey shall be certified to Buyer, Seller, and the Title Company.

7.           Deliveries at Closing. At Closing the parties shall deliver to each other the documents and items indicated below:

(a)      Seller shall deliver to Buyer:

(i)      An appropriate “Seller’s Affidavit” or other acceptable evidence attesting to the absence of liens, lien rights, rights of parties in possession (other than Tenant) and other encumbrances arising under Seller (other than the Permitted Exceptions) naming both Buyer and Title Company as benefited parties, so as to enable Title Company to delete the “standard” exceptions for such matters from Buyer’s owner’s policy of title insurance and otherwise insure any “gap” period occurring between the Closing and the recordation of the closing documents.

(ii)      A duly executed special warranty deed with respect to the Premises, subject to no exceptions other than the Permitted Exceptions, in substantially the form approved by the Seller and Title Company, revised as needed to conform to the requirements of state law for the state in which the Premises are located.

(iii)     A duly executed Assignment of Licenses, Permits, Contracts and Warranties with respect to the Premises in the form approved by Seller, together with all of the documents assigned thereby in Seller’s possession or control.

(iv)     Duly executed counterparts of the closing statement.

(v)      An appropriate FIRPTA Affidavit or Certificate by Seller, evidencing that Seller is not a foreign person or entity under Section 1445(f)(3) of the Internal Revenue Code, as amended.

(vi)     An executed counterpart of the Lease.

(vii)    An Internal Revenue Service (IRS) 1099 Information Form.

(viii)   A closing certificate executed by Seller representing and warranting that the representations and warranties set forth in this Agreement are true and correct on and as of the Closing, or, if there have been changes, describing such changes.

(ix)     A resolution, certificate, and/or other evidence reasonably satisfactory to the Title Company that the person executing the Closing documents on behalf of Seller has full right, power, and authority to do so.

(x)      The insurance certificates required under the Lease.

(xi)     A subordination nondisclosures attornment agreement (“SNDA”) in a form reasonable acceptable to Seller, as tenant and Buyer’s lender.

(xii)    A commencement date certificate confirming the commencement date and expiration date of the Lease (“Lease Commencement Date Certificate”).

(xiii)   A tenant estoppel certificate which (a) confirm that the tenant’s lease is in full force and effect and (b) states to the best of tenant’s knowledge that (i) Seller is not in default under the lease (or specifying the default claims, if any), (ii) the date through which rent has been paid, and (iii) the amount of the security deposit, if any.

(xiv)   Such other closing documents as are reasonably necessary from the Title Company in order to consummate the transaction contemplated by this Agreement.

(b)      Buyer shall deliver to Seller:

(i)    The Purchase Price, less all the deductions, prorations, and credits provided for herein.

(ii)    Duly executed counterparts of the closing statement.

(iii)   An executed counterpart of the Assignment of Licenses, Permits, Contracts and Warranties with respect to the Premises.

(iv)   An executed counterpart of the Lease Commencement Date Certificate.

(v)    An executed counterpart of the Lease.

(vi)   Such other closing documents as are reasonably necessary from the Title Company in order to consummate the transaction contemplated by this Agreement.

8.           Closing and Other Costs, Adjustments and Prorations. The Closing costs shall be allocated and other closing adjustments and prorations made between Seller and Buyer as follows:

(a)      The Seller shall be charged with the following items, all of which shall be credited against, and shall reduce dollar‑for‑dollar, the Purchase Price payable to Seller at the Closing: the usual and customary costs and expenses set forth in a settlement statement with respect to the conveyance of a commercial property (excluding only those expenses specifically described below as the responsibility of Buyer) and including without limitation (i) fees and expenses of Seller’s counsel; (ii) all real estate conveyance or deed taxes and other transfer taxes, if any, imposed by state or local authorities, and the deed recording fee; and (iii) costs of removing any lien, assessment or encumbrance required to be discharged hereunder in order to convey title to the Premises as herein provided.

(b)      The Buyer shall be charged with the following items in addition to the Purchase Price payable to Seller at Closing: (i) fees and expenses of Buyer’s counsel; (ii) the cost of the owner’s policy of title insurance and any additional premiums to issue such Endorsements as Buyer may request provided the same are permitted by law and are customary in similar commercial transactions; (iii) all costs and fees charged by the Escrow Agent or the Title Company; and (iv) the cost of the Survey and buyer’s third-party due diligence reports.

(c)      Buyer and Seller acknowledge and agree that taxes, assessments and other charges are paid by the Tenant under the Lease and shall not be prorated between Seller and Buyer as of Closing.

(d)      As the Lease is to be entered into between Buyer and Tenant effective as of the Closing Date, Seller, as Tenant, shall pay to Buyer the prorated rent due under the Lease for the month of Closing. After Closing, all rent and other charges payable under the Lease shall be the property of Buyer.

9.           Escrow Agent. By its execution hereof, Escrow Agent shall accept the escrow contemplated herein. The Earnest Money Deposit shall be held by the Escrow Agent, in trust, on the terms hereinafter set forth.

(a)      After clearance of funds, the Earnest Money Deposit shall be held by Escrow Agent in an account meeting the requirements of Section 3 above, and shall not be commingled with any funds of the Escrow Agent or others. Escrow Agent shall promptly advise Seller and Buyer that the Earnest Money Deposit is made and the account number under which it has been deposited following clearance of funds.

(b)      The Escrow Agent shall deliver the Earnest Money Deposit to Seller or to Buyer, as the case may be, under the following conditions:

(i)     To Buyer upon receipt of notice of termination of this Agreement by Buyer at any time prior to the expiration of the Inspection Period.

(ii)    To Seller on the Closing Date, provided Closing shall occur pursuant to the Agreement.

(iii)   To Seller upon receipt of written demand therefor (“Seller’s Demand for Deposit”) stating that Buyer has defaulted in the performance of Buyer’s obligation to close under this Agreement and the facts and circumstances underlying such default, provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Buyer in accordance with the provisions of this Section 9 of this Agreement nor thereafter, if the Escrow Agent shall have received a “Notice of Objection” (as hereinafter defined) from Buyer within such ten (10) day period.

(iv)    To Buyer upon receipt of written demand therefor (“Buyer’s Demand for Deposit”) stating that this Agreement has been terminated in accordance with the provisions hereof for any reason other than as provided in Section 9 above, or that Seller has defaulted in the performance of any of Seller’s obligations under this Agreement and the facts and circumstances underlying the same; provided, however, that the Escrow Agent shall not honor such demand until more than ten (10) days after the Escrow Agent shall have sent a copy of such demand to Seller in accordance with the provisions of this Section 9 of this Agreement nor thereafter, if the Escrow Agent shall have received a Notice of Objection from Seller within such ten (10) day period.

(c)      Within two (2) business days of the receipt by the Escrow Agent of a Seller’s Demand for Deposit or a Buyer’s Demand for Deposit the Escrow Agent shall send a copy thereof to the other party in the manner provided in Section 15 of this Agreement. The other party shall have the right to object to the delivery of the Deposit by sending written notice (the “Notice of Objection”) of such objection to the Escrow Agent in the manner provided in Section 15 of this Agreement, which Notice of Objection shall be deemed null and void and ineffective if such Notice of Objection is not received by the Escrow Agent within the time periods prescribed in this Section of this Agreement. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of a Notice of Objection, the Escrow Agent shall promptly send a copy thereof to the party who sent the written demand.

(d)      In the event the Escrow Agent shall have received the Notice of Objection within the time periods prescribed in this Section of this Agreement, the Escrow Agent shall continue to hold the Earnest Money Deposit until (i) the Escrow Agent receives written notice from Seller and Buyer directing the disbursement of the Earnest Money Deposit, in which case the Escrow Agent shall then disburse the Earnest Money Deposit in accordance with such joint direction, or (ii) litigation shall occur between Seller and Buyer, in which event the Escrow Agent shall draw upon the letter(s) of credit and deliver the Earnest Money Deposit to the clerk of the court in which said litigation is pending, or (iii) the Escrow Agent takes such affirmative steps as the Escrow Agent may, at the Escrow Agent’s option, elect in order to terminate the Escrow Agent’s duties including, but not limited to, drawing upon the letter(s) of credit and depositing the Earnest Money Deposit in the appropriate court for the County in which the Premises is located, and bringing an action for interpleader, the costs thereof to be deducted from the amount so deposited into the registry of the court; provided, however, that upon disbursement of the deposited amount pursuant to court order or otherwise, the prevailing party shall be entitled to collect from the losing party the amount of such costs and expenses so deducted by the Escrow Agent.

(e)      The duties of the Escrow Agent are only as herein specifically provided, and Escrow Agent shall incur no liability whatever except for willful misconduct or gross negligence as long as the Escrow Agent has acted in good faith. The Seller and Buyer each release the Escrow Agent from any act done or omitted to be done by the Escrow Agent in good faith in the performance of its duties hereunder.

(f)      Upon making delivery of the Earnest Money Deposit in the manner herein provided, the Escrow Agent shall have no further liability hereunder.

(g)      The Escrow Agent shall either execute this Agreement or indicate in writing that it has accepted the role of Escrow Agent pursuant to this Agreement which in either case will confirm that the Escrow Agent is holding and will hold the Earnest Money Deposit in escrow, pursuant to the provisions of this Agreement.

10.          Seller’s Covenants, Representations and Warranties. In order to induce Buyer to enter into this Agreement and purchase the Premises, Seller makes the following covenants, agreements, representations and warranties, all of which shall survive the Closing and the purchase and sale of the Premises:

(a)      Seller has obtained all necessary authorizations and consents to enable it to execute and deliver this Agreement and to consummate the transaction contemplated hereby, including without limitation all authorizations and consents required to be obtained from governmental authorities during the course of, and upon completion of, construction of the Improvements.

(b)      Seller holds, or prior to the Closing Date shall hold, fee simple title to the Premises, free of all liens, assessments and encumbrances except for the Permitted Exceptions, and liens and encumbrances which will be paid and discharged at or prior to the Closing.

(c)      To Seller’s knowledge, the Premises do not violate any applicable zoning regulations or building code applicable to the Premises.

(d)      There is no pending or, to Seller’s knowledge, threatened litigation or other proceeding affecting the title to or the use or operation of the Premises.

(e)      Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and Seller shall certify its taxpayer identification number at Closing.

(f)      Seller has not received any written notice or copy of notice from any governmental agency or official to the effect that any condemnation proceeding is contemplated in connection with the Property.

(g)      Seller has not received any written notice from any governmental agency of any violation of any applicable governmental law by or of the Seller or the Property with respect to the Property in any material respect which has not been previously cured.

(h)      Seller and, to Seller’s knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, and (iii) not an “Embargoed Person.” To Seller’s knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), and to Seller’s knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller (whether directly or indirectly). The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder.

All of the representations, warranties and agreements of Seller set forth herein and elsewhere in this Agreement shall be true upon the execution of this Agreement, shall be reaffirmed and repeated in writing at and as of the Closing Date, and shall survive Closing for a period of twelve (12) months

11.          Covenants of Seller Pending Closing. Between the date hereof and the Closing Date:

(a)      Seller shall not enter into any contracts for services or otherwise that may be binding upon the Premises or upon the Buyer subsequent to Closing, nor grant any easements or licenses affecting the Premises, nor take any legal action in connection with the Premises which will affect Buyer’s title to the Premises, nor enter into any leases of space in the Premises, without the express prior written consent of Buyer. Buyer’s consent may be withheld at Buyer’s sole option; however, Buyer’s response to any of the foregoing shall not be unreasonably delayed and, if denied, shall be accompanied by a reasonably detailed explanation of the reason for such denial.

(b)      Seller shall within five (5) business days following receipt thereof (or the day of receipt if received the day prior to the Closing Date) provide Buyer with copies of any letters or notices received by Seller relating to or in any manner affecting the Premises.

12.          Eminent Domain. If prior to the date of the Closing, Seller acquires knowledge of any pending or threatened action, suit or proceeding to condemn or take all or any part of the Premises under the power of eminent domain, then Seller shall within five (5) business days thereafter give notice thereof to Buyer. If such condemnation gives Tenant the option to terminate the Lease and if Tenant exercises such option, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such condemnation does not give Tenant the option to terminate the Lease, or if it gives Tenant the option to terminate the Lease and Tenant waives such option in writing, then the parties shall proceed with the Closing in accordance with, and subject to, the terms hereof.

13.          Casualty. If prior to the date of the Closing the Premises, or any portion thereof, shall be damaged or destroyed by reason of fire, storm, accident or other casualty, then Seller shall within five (5) business days thereafter give notice thereof to Buyer. If such casualty gives Tenant the option to terminate the Lease and if Tenant exercises such option, this Agreement shall be null and void, whereupon the full amount of the Earnest Money Deposit shall be paid by Escrow Agent to Buyer, and all parties shall thereupon be relieved of all further liability hereunder. If such casualty does not give Tenant the option to terminate the Lease, or if it gives Tenant the option to terminate the Lease and Tenant waives such option in writing, then the parties shall proceed with the Closing in accordance with, and subject to the terms hereof.

14.          Remedies Upon Default.

(a)      Provided Seller is ready, willing, and able to close the transaction contemplated hereunder, and in the event Buyer breaches or defaults under any of the terms of this Agreement prior to or on the Closing Date, the sole and exclusive remedy of Seller shall be to receive from Escrow Agent the full amount of the Earnest Money Deposit, and Buyer shall have no right therein. Buyer and Seller acknowledge and agree that (i) the Earnest Money Deposit is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Premises from sale and the failure of Closing to occur due to a default of Buyer under this Agreement; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Earnest Money Deposit if the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) such amount shall be and constitute valid liquidated damages.

(b)      In the event Seller defaults under any of the terms of this Agreement on or prior to the Closing Date, Buyer as its sole and exclusive remedies shall be entitled to (i) receive a refund of the Earnest Money Deposit and terminate this Agreement, or (ii) compel specific performance of this Agreement. If Buyer desires to elect the remedy described in the foregoing clause (i), Buyer shall give Seller written notice of any alleged default and Seller shall have a period of fifteen (15) days, but not later than the Closing Date, to cure such default.

15.          Notices. Any notice, request, demand, instruction or other communication to be given to either Party hereunder, except where required to be delivered at the Closing, shall be in writing and shall be hand-delivered, sent by FedEx or a comparable overnight mail or delivery service, mailed by U.S. certified mail, return receipt requested, postage prepaid, transmitted by email transmission of PDF copies to the parties and their respective counsel’s at the following addresses and/or email addresses:

IF TO SELLER:	DELTA APPAREL, INC. 201 West McBee Avenue, Suite 320 Greenville, South Carolina 29601 Attention: Justin M. Grow, EVP & CAO Phone: 864.232.5200 x6604 Email: Justin.Grow@deltaapparel.com

WITH COPY TO:	GrayRobinson, P.A. 301 East Pine Street, Suite 1400 Orlando, Florida 32801 Attention: Jason W. Searl, Esq. Phone: 407-244-5601 Email: Jason.Searl@gray-robinson.com

IF TO BUYER:	ELKAY PARTNERS NY LLC 31 Elkay Drive Chester, NY 10918 Attention: Mendel Schwartz Email: ymendelschwartz@gmail.com

WITH COPY TO:

Murphy Schiller & Wilkes LLP

24 Commerce Street, 12th Floor

Newark, NJ 07102

Attention: Kellen F. Murphy, Esq.; Jessica R. Brenner, Esq.

Phone: (973) 302-5452

Email: kmurphy@murphyllp.com; jbrenner@murphyllp.com

IF TO TITLE COMPANY:	RIVERSIDE ABSTRACT 3839 Flatlands Avenue, Suite 208 Brooklyn, NY 11234 Attention: Zalman Jugreis Phone: 718-252-4200 Email: zjungreis@rabstract.com

Any notice delivered as aforesaid shall be deemed delivered and received immediately upon mailing, the next day after delivery to an appropriate carrier, or receipt or refusal of delivery of said notice, whichever is earliest. Any communication sent by email transmission of a PDF file shall within five (5) business days thereafter be followed by a copy delivered by one of the other approved methods. Receipt shall be deemed to have occurred if made by any authorized agent or any employee of the addressee or of the addressee’s company. The addressees and addresses for the purpose of this Section may be changed by giving notice in accordance with the requirements of this Section. Unless and until such written notice is received, the last addressee and address stated herein shall be deemed to continue in effect for all purposes hereunder. Buyer’s counsel and Seller’s counsel are expressly permitted to execute and deliver notices for the parties. Counsel for each of the parties consent to the other party’s counsel communicating with their client for the limited purpose of providing notices required or authorized by this Agreement.

16.          Brokerage Commission. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the Closing and/or the execution and delivery of the Lease and the leasing of the Premises pursuant thereto. Seller and Buyer each warrant to the other party that no finders or brokers have been involved with the introduction of Seller and Buyer and/or the purchase and sale of the Premises except for THE STUMP CORPORATION (the “Broker”), whose fees shall be paid by Seller pursuant to a separate agreement. Each party agrees to save, defend, indemnify and hold harmless the other party from and against any claims, losses, damages, liabilities and expenses, including but not limited to attorneys’ fees. The obligations of this Section shall survive the Closing or earlier termination of this Agreement.

17.          Miscellaneous Provisions.

(a)      Assignment; Binding Effect. Buyer may not assign its rights and obligations hereunder without the written consent of Seller, except to another entity which is owned, controlled, managed or advised by Buyer or any affiliate of Buyer; provided, however, that any assignee of Buyer assumes all of the obligations of Buyer hereunder. In the event of any permitted assignment hereunder Buyer shall thereupon be relieved of all further liability under this Agreement; except that the Earnest Money Deposit shall not be released or otherwise adversely affected as a result of any such assignment. Seller shall not have the right to assign its rights and obligations hereunder, except to the extent expressly permitted in this Agreement, in which event Seller shall deliver written notice thereof to Buyer and shall nonetheless remain liable for any breach of the representations and warranties and performance of the covenants set forth herein. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Seller and Buyer and their respective successors and assigns.

(b)      Captions. The several headings and captions of the Sections and subsections used herein are for convenience of reference only and shall in no way be deemed to limit, define or restrict the substantive provisions of this Agreement.

(c)      Entire Agreement; Recording. This Agreement constitutes the entire agreement of Buyer and Seller with respect to the purchase and sale of the Premises, and supersedes any prior or contemporaneous agreement with respect thereto. No amendment or modification of this Agreement shall be binding upon the parties unless made in writing and signed by both Seller and Buyer. Neither this Agreement nor any Memorandum thereof shall be recorded by any party and, if recorded by any party, the other party hereto may immediately terminate all of its obligations under this Agreement.

(d)      Time of Essence. Time is of the essence with respect to the performance of all of the terms, conditions and covenants of this Agreement.

(e)      Cooperation. Buyer and Seller shall cooperate fully with each other to carry out effectively the purchase and sale of the Premises in accordance herewith and the satisfaction and compliance with all of the conditions and requirements set forth herein, and shall execute such instruments and perform such acts as may be reasonably requested by either party hereto.

(f)      Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws and customs of the State in which the Premises are located.

(g)      Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument.

(h)      Attorneys’ Fees. In the event any party to this Agreement should bring suit against the other party in respect to any matters provided for herein, the prevailing party shall be entitled to recover from the non-prevailing party its costs of court, legal expenses and reasonable attorneys’ fees. As used herein, the “prevailing party” shall include, without limitation, any party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

(i)      Certain References. As used in this Agreement, the words “hereof,” “herein,” “hereunder” and words of similar import shall mean and refer to this entire Agreement and not to any particular article, section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(j)       Time Periods. Unless otherwise expressly provided herein, all periods for performance, approval, delivery or review and the like shall be determined on a “calendar” day basis. If any day for performance, approval, delivery or review shall fall on a Saturday, Sunday or legal holiday, the time therefor shall be extended to the next business day.

(k)      Authority. Each person executing this Agreement, by his or her execution hereof, represents and warrants that they are fully authorized to do so, and that no further action or consent on the part of the party for whom they are acting is required to the effectiveness and enforceability of this Agreement against such party following such execution.

(l)       Severability.If any provision of this Agreement should be held to be invalid or unenforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(m)     Waiver. One or more waivers of any covenant, term or condition of this Agreement by either party shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by either party to or of any act by the other party requiring such consent or approval shall not be deemed to waiver or render unnecessary consent to or approval of any subsequent similar act.

(n)      Relationship of the Parties. Nothing herein contained shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that no provision contained herein, nor any acts of the parties hereto shall be deemed to create the relationship between the parties hereto other than the relationship of seller and buyer.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Real Estate Purchase and Sale Contract on the date first above written.

BUYER:	SELLER:

ELKAY PARTNERS NY LLC,	DELTA APPAREL, INC.,
a New York limited liability company	a Georgia corporation

By: /s/ Mendel Schwartz	By: /s/ Justin M. Grow
Print Name: Mendel Schwartz	Print Name: Justin M. Grow
As Its: Member	As Its: Chief Administrative Officer

Date: February 25, 2024	Date: February 26, 2024

ESCROW AGENT:

RIVERSIDE ABSTRACT

By: ________________________

Print Name: __________________

As Its: ______________________

Date: ________________, 2024

JOINDER OF BROKER(S)

The undersigned joins in the execution of this Agreement for the express purpose of agreeing to the amount, time and manner of payment of any brokerage commission provided for in Section 16 of this Agreement. Additionally, the undersigned hereby represents and warrants to Seller and Buyer that no other person, firm or corporation has been involved as broker, salesman, finder or otherwise in connection with the transactions contemplated in this Agreement and to whom a commission or finder’s fee is payable or claimed to be payable, and, in consideration for the brokerage commission to be paid to the undersigned pursuant to the provisions of this Agreement, the undersigned hereby agrees to and does indemnify and save and hold Buyer and Seller harmless from and against the payment of any further or additional brokerage commissions or salesman’s or finder’s fees whatsoever in connection with the transactions contemplated in this Agreement, which indemnification shall expressly survive the termination of this Agreement and the closing of the sale and purchase of the Premises contemplated by this Agreement.

THE STUMP CORPORATION

By:

Name:

Title:

EXHIBIT A - DESCRIPTION OF PREMISES

PARCEL ONE: BEING ALL OF LOT 1, CONSISTING OF 13.18 ACRES, AS SHOWN ON PLAT OF PROPERTY OF M .J. SOFFE CO., AND MIDDLE ROAD PROPERTIES, AS RECORDED IN BOOK 79, PAGE 53 CUMBERLAND COUNTY REGISTRY.

PARCEL TWO: BEING ALL OF LOT 2, CONSISTING OF 21.75 ACRES, AS SHOWN ON A PLAT OF PROPERTY OF M.J. SOFFE CO., AND MIDDLE ROAD PROPERTIES AS RECORDED IN BOOK 79, PAGE 53 CUMBERLAND COUNTY REGISTRY.

PARCEL THREE: BEGINNING AT AN IRON STAKE AT THE INTERSECTION OF THE EASTERN RIGHT OF WAY OF SOFFE DRIVE WITH THE SOUTHERN RIGHT OF WAY OF S.R. 1735, SAID POINT BEING SOUTH 84 DEGREES 04 MINUTES 25 SECONDS EAST 35.13 FEET FROM A P.K. NAIL AT THE INTERSECTION OF SOFFE

DRIVE WITH S.R. 1735, SAID P.K. NAIL HAVING N.C. COORDINATES OF N. 477172.6432, E. 2047211.2600, SAID IRON STAKE ALSO BEING 15.3 FEET FROM THE CENTERLINE OF S.R. 1735, AND RUNNING THENCE AS THE SOUTHERN RIGHT OF WAY OF S.R. 1735, A CORD BEARING OF NORTH 75 DEGREES 13 MINUTES 37 SECONDS EAST 266.91 FEET TO A POINT IN THE CENTER OF LOCKS CREEK, SAID POINT BEING THE NORTHEAST CORNER OF THE 3.85 ACRE TRACT CONVEYED TO MIDDLE ROAD PROPERTIES, AND RECORDED IN BOOK OF DEEDS 3006, PAGE 737, CUMBERLAND COUNTY REGISTRY, AND RUNS THENCE DOWN THE CENTER OF LOCKS CREEK THE FOLLOWING COURSES AND DISTANCES, SOUTH 12 DEGREES 01 MINUTES 21 SECONDS EAST 166.99 FEET, SOUTH 21 DEGREES 21 MINUTES 49 SECONDS WEST 89.00 FEET, SOUTH 66 DEGREES 11 MINUTES 31 SECONDS WEST 96.10 FEET, SOUTH 67 DEGREES 51 MINUTES 49 SECONDS WEST 69.63 FEET, SOUTH 04 DEGREES 14 MINUTES 54 SECONDS WEST 57.80 FEET, SOUTH 35 DEGREES 52 MINUTES 27 SECONDS EAST 78.65 FEET, SOUTH 35 DEGREES 35 MINUTES 22 SECONDS EAST 73.84 FEET, SOUTH 53 DEGREES 04 MINUTES 58 SECONDS EAST 97.60 FEET, SOUTH 24 DEGREES 42 MINUTES 37 SECONDS EAST 118.57 FEET, SOUTH 56 DEGREES 09 MINUTES 25 SECONDS WEST 112.30 FEET, NORTH 82 DEGREES 53 MINUTES 37 SECONDS WEST 154.07 FEET, SOUTH 30 DEGREES 30 MINUTES 57 SECONDS WEST 50.42 FEET, SOUTH 11 DEGREES 02 MINUTES 33 SECONDS EAST 91.19 FEET, THENCE SOUTH 66 DEGREES 13 MINUTES 55 SECONDS EAST 149.33 FEET TO THE NORTHERN RIGHT OF WAY OF DUNN ROAD, ALSO KNOW AS S.R. 1838, SAID POINT BEING 40 FEET FROM THE CENTER OF DUNN ROAD, THENCE AS THE NORTHERN RIGHT OF WAY OF DUNN ROAD, SOUTH 54 DEGREES 22 MINUTES 44 SECONDS WEST 130.88 FEET TO AN IRON STAKE AT THE EAST END OF A SIGHT LINE, THENCE WITH SAID SIGHT LINE, NORTH 76 DEGREES 08 MINUTES 46 SECONDS WEST 32.89 FEET TO AN IRON STAKE IN THE EASTERN RIGHT OF WAY OF SOFFE DRIVE, THENCE AS THE EASTERN RIGHT OF WAY OF SOFFE DRIVE THE FOLLOWING COURSES AND DISTANCES, NORTH 26 DEGREES 40 MINUTES 16 SECONDS WEST 58.91 FEET, NORTH 14 DEGREES 10 MINUTES 16 SECONDS WEST 93.59 FEET, NORTH 03 DEGREES 03 MINUTES 16 SECONDS WEST 92.95 FEET, NORTH 14 DEGREES 23 MINUTES 44 SECONDS EAST 95.31 FEET, NORTH 05 DEGREES 46 MINUTES 44 SECONDS EAST 101.50 FEET, NORTH 01 DEGREES 48 MINUTES 16 SECONDS WEST

101.36 FEET, THENCE NORTH 06 DEGREES 21 MINUTES 16 SECONDS WEST 366.44 FEET TO THE POINT OF BEGINNING. CONTAINING 3.72 ACRES, AND BEING THE PROPERTY CONVEYED TO MIDDLE ROAD PROPERTIES IN APRIL OF 1984, AND RECORDED IN BOOK OF DEEDS 3006, PAGE 737, CUMBERLAND COUNTY REGISTRY.

LESS AND EXCEPT THE REAL PROPERTY DESCRIBED IN THAT CERTAIN PARTIAL RELEASE OF DEED OF TRUST RECORDED IN BOOK 7583, PAGE 88, IN THE OFFICE OF THE CUMBERLAND COUNTY REGISTER OF DEEDS.